SECOND AMENDMENT AND WAIVER
                     OF AGREEMENT AND PLAN OF REORGANIZATION


         This   Second   Amendment   and  Waiver  of   Agreement   and  Plan  of
Reorganization (this "Amendment and Waiver") is made as of the 5th day of February, 1999, by and among SoftNet Systems, Inc., a New York corporation ("Acquiror"), SoftNet Acquisitions, Inc., a Delaware corporation ("Acquisition Sub"), Intelligent Communications, Inc., a Delaware corporation ("Target"), Bruce Meachim, an individual and principal stockholder of Target ("Meachim") and Christine Raines, an individual and principal stockholder of Target ("Raines"). Capitalized terms used herein without definition shall have the same meaning herein as in the Acquisition Agreement (as defined below).

                                    RECITALS

         A. Each of Acquiror, Acquisition Sub and Target are parties to an Agreement and Plan of Reorganization dated as of November 22, 1998, as amended by the First Amendment and Waiver of Agreement and Plan of Reorganization dated as of December 23, 1998 by and among Acquiror, Acquisition Sub, Target, Meachim and Raines (as amended, the "Acquisition Agreement"), pursuant to which Target has agreed to be merged with and into Acquisition Sub with Acquisition Sub surviving as a wholly-owned subsidiary of Acquiror (the "Merger").

         B. Section 6.2 of the Acquisition Agreement provides that the obligations of Target to consummate and effect such agreement are subject to the satisfaction at or prior to the effective time of certain conditions, each of which may be waived.

         C.  Section  6.3  of  the  Acquisition   Agreement  provides  that  the
obligations of Acquiror and Acquisition Sub to consummate and effect such agreement are subject to the satisfaction at or prior to the effective time of certain conditions, each of which may be waived.

         D. Section 7.1(c) of the Acquisition Agreement provides that Acquiror may terminate such agreement if Target shall have breached any representation, warranty, obligation or agreement thereunder.

         E. Section 7.1(d) of the Acquisition Agreement provides that Target may terminate such agreement if Acquiror or Acquisition Sub shall have breached any representation, warranty, obligation or agreement thereunder.

         F. Section 7.5 of the Acquisition Agreement requires that any waiver of inaccuracy of a representation or warranty by any party in such agreement or in any document executed in connection therewith or any waiver of compliance with any agreement or condition for the benefit of a party be set forth in writing in an instrument signed by the party waiving the inaccuracy or non-compliance.

         G. The parties to the Acquisition Agreement desire to waive certain inaccuracies and the compliance with certain closing conditions as more particularly set forth below and to otherwise amend the Acquisition Agreement to make provision for such waivers.

                  NOW THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1. Target hereby waives compliance with Section 5.14 of the Acquisition Agreement insofar as Acquiror is required to cause the Surviving Corporation to execute and deliver the Security Agreement immediately following the Effective Time. Target acknowledges that pursuant to existing senior debt documentation between Acquiror and RGC International Investors, Ltd ("RGC Investors"), Acquiror is required to obtain the consent of RGC Investors prior to allowing any security interest to be placed on the assets of any of Acquiror's subsidiaries and that, despite the good faith efforts of Acquiror to date, Acquiror has been unable to obtain such consent prior to the date hereof. Acquiror represents and warrants that, to the best of its knowledge, such consent will be forthcoming. Acquiror hereby agrees to use its best efforts to obtain the consent of RGC Investors and to cause the Surviving Corporation to execute the Security Agreement immediately following the provision of such consent by RGC Investors. Acquiror further agrees to prevent the Surviving Corporation from incurring any lien, except for Permitted Liens (as defined in the Security Agreement), on the Collateral (as defined in the Security Agreement) prior to the execution and delivery of the Security Agreement and the UCC Financing Statement being executed in connection therewith.

         2. Target  hereby  waives  compliance  with  6.2(c) of the  Acquisition
Agreement to the extent that Acquisition Sub is required to provide a certificate relating to its payment of all applicable taxes.

         3. Target hereby waives compliance with Section 6.2(e) of the Acquisition Agreement to the extent that Acquiror is required to guarantee payment of the Guaranteed Debt at or prior to the Effective Time. Acquiror hereby covenants and agrees to either pay in full or guarantee in writing any Guaranteed Debt prior to the close of business on February 9, 1999.

         4. Acquiror hereby waives compliance with section 6.3(c) of the Acquisition Agreement to the extent that consents to the assignment of certain third-party contracts have not been provided before the Effective Time.

         5. Section 3(a) of Exhibit B to the Acquisition Agreement is hereby deleted in its entirety and the following substituted therefor:

                  "Principal and interest due under this Note shall be payable on the Maturity Date or the date of any prepayment of this Note under Section 4 hereof or acceleration of this Note under
                  Section 7 hereof in either lawful currency of the United States in immediately available funds or in whole shares of Maker Stock or any combination thereof. The election as to whether this Note shall be paid in cash or Maker Common Stock or some combination thereof shall be made by Maker as to the portion of the balance due on this Note equal to the amount of cash beyond $300,000 that the Maker is required to pay at Closing to pay unpaid obligations of Target, including, without limitation, (a) obligations with respect to any portion of the Initial Deposit or the Cash Deposit which was not set aside for payment to the Target Shareholders; (b) aggregate obligations in excess of $100,000 with respect to all third-party vendors whose services were employed in connection with the Merger; and (c) obligations with respect to tax withholding on behalf of any Target Shareholder in connection with the exercise by such Target Shareholder of non-statutory stock options of Target prior to Closing (including Target obligations with respect to the payment of Medicare, FICA and other similar taxes); and shall be made by the Shareholders' Agent as to the remaining balance due on this Note. The percentage of this note to be paid in Maker Stock on the Maturity Date or earlier date of any prepayment or acceleration of this Note is referred to below as the "Stock Percentage."

         6. The second paragraph of Section 2 of Exhibit F to the Acquisition Agreement is hereby deleted in its entirety and the following substituted therefor:

                  "Notwithstanding the immediately preceding paragraph, the Investors hereby acknowledge that (a) the Company is party to a Registration Rights Agreement (the "RGC Agreement") dated as of August 31, 1998 granting certain Registration Rights to the Investors set forth therein (the "RGC Investors"), and further acknowledge and agree that the right of the Investors to include their shares in any Company Registration shall expressly be made subordinate to the right of the RGC Investors to include all of their "Registrable Securities" as defined by the RGC Agreement, in such Company Registration; and (b) in order to raise necessary working capital for the growth of the Company's business, the Company is currently in the process of a Company Registration (the "February 1999 Registration") and that Investors shall have no right to include any of their Registrable Securities in the February 1999 Registration."

Meachim and Raines, being the holders of a majority in interest of Registrable Securities, hereby acknowledge and agree to the foregoing amendment and agree to waive any rights of the Target Shareholders to challenge such amendment.

         7. (a) Acquiror and Target hereby acknowledge that (i) Target is in the process of completing an acquisition of Web Presence Providers, Inc., a California corporation ("WPP"), pursuant to which the shareholders of WPP will receive Common Stock of Target in consideration of their shares in WPP (the "WPP Merger"), (ii) the WPP Merger was expected to be completed prior to the Effective Time at the time that the Acquisition Agreement was executed and (iii) the WPP Merger has not been completed as of the date hereof. Acquiror and Target hereby agree that a pro rata portion of the consideration to be provided to the Target Shareholders pursuant to Article I of the acquisition Agreement will be set aside and held in escrow by the Exchange Agent for payment to the WPP shareholders as though the WPP Merger had been completed prior to the date hereof and the WPP shareholders had become Target Shareholders at the Effective Time. Notwithstanding any other provision of the Acquisition Agreement or the Promissory Notes, the Exchange Percentages of all Target Shareholders shall be computed as though the WPP Merger had been completed prior to the Effective Time. Payment of the Closing Stock and any cash due at Closing (including the Cash Purchase Price) to the WPP shareholders shall be made by the Exchange Agent promptly following the certification by the California Secretary of State that the WPP Merger has been completed.

                  (b) Target hereby waives any provision of the Acquisition Agreement that would be violated as a consequence of Section 7(a) hereof and agrees that the Target Shareholders will indemnify Acquiror against any claim of damages by the Target Shareholders based solely upon such payment to the WPP shareholders. Such indemnification shall be made through the right of Acquiror to offset any payment of Future Compensation through the mechanism set forth in
Article VIII of the Acquisition Agreement as though Section 7(a) had been included in the Acquisition Agreement, except that such indemnity shall not be included in the basket of indemnification claims which are limited to $1,000,000 pursuant to Sections 8.1(e) or 8.2(a) thereof.

         8. The parties hereto hereby acknowledge that certain Target Shareholders (hereinafter referred to as the "Optionholders") have recently exercised employee stock options which may have been "non-statutory stock options" as that term is used in the Internal Revenue Code, as amended, and may, as a result, be taxed upon the difference between the exercise price of such options and the fair market value of such options at the time of exercise as though such difference were income. The parties hereto further acknowledge that Target failed to withhold any taxes which are payable by the Optionholders on such difference and that such failure constitutes a breach by Target of the representations regarding payment of taxes set forth in Section 2.14 of the Acquisition Agreement. The parties further acknowledge that Target incurred transaction costs associated with the Merger in excess of $100,000 and that, pursuant to Section 5.13 of the Acquisition Agreement, such additional expenses are to be paid by the Target Shareholders at Closing. Accordingly, the parties hereto agree as follows:

                  (a) At Closing, the Exchange Agent shall disburse to any third-party vendor or governmental agency, including, without limitation, (i) Graham & James LLP, legal counsel to Target, (ii) Kauffman Brothers LLC, financial advisor to Target and (iii) Corporation Trust Company, registered agent of the Surviving Corporation, any fees due such parties in connection with the Merger in excess of $100,000. Such disbursements shall be made from the cash payable at Closing to the Target Shareholders prior to any disbursement to the Target Shareholders.

                  (b) Following the disbursements set forth in Section 8(a) hereof, the Exchange Agent shall at Closing hold in escrow an amount sufficient to cover the maximum possible continuing liability of the Surviving Corporation for income taxes owed by the Optionholders as determined in the sole discretion of Acquiror plus an additional amount deemed sufficient to pay the costs and expenses of an independent valuation firm (as discussed below) (the "Escrow Consideration"). Such amount shall be withheld exclusively from the amount of cash and stock otherwise payable to the Optionholders and not from other Target Shareholders and shall be withheld first from the cash payable at closing to the Optionholders and then, to cover the remaining liability of the Optionholders, from the Closing Stock payable to the Optionholders.

                  (c) Promptly following the Closing, the Shareholders' Agent shall engage an independent valuation firm to evaluate the fair market value of the options granted to the Optionholders on the date of each grant. The costs of such valuation shall be borne entirely by the Optionholders, allocated among the Optionholders on a pro rata basis based upon their Exchange Percentages and paid by the Exchange Agent from the Escrow Consideration prior to any other disbursement therefrom. Based upon such valuation, Acquiror shall recompute the maximum possible continuing liability of the Surviving Corporation for income taxes owed by each Optionholder (the "Individual Tax Computation"). If the Individual Tax Computation for any Optionholder is less then the amount of Escrow Consideration being held by the Exchange Agent for such Optionholder pursuant to Section 8(b) (following provision for payment of the costs and expenses of the independent valuation firm), Acquiror shall instruct the Exchange Agent to disburse the difference to such Optionholder by first releasing any stock held in escrow and then releasing any cash held in escrow.

                  (d) Any Acquiror Common Stock which is held in escrow pursuant to this Section shall be valued at the average closing price for such stock for the 15 days immediately preceding the Closing Date.

                  (e) Section 8.1(d) of the Acquisition Agreement is hereby deleted in its entirety and the following substituted therefor:

                  "The liability of Acquiror to the Target Shareholders for the indemnification obligations of Section 8.2(c) shall terminate at the end of the Indemnification Period except with respect to breaches of Section 2.14 regarding the failure by Target to withhold taxes upon the exercise of non-statutory stock options, provided, that notwithstanding the foregoing limitation, such liability shall extend to claims made during the Indemnification Period which are unresolved at the expiration thereof and to Legal Fees arising therefrom, including those Legal Fees incurred after the expiration of the Indemnification Period."

                  (f) The first sentence of Section 8.1(e) of the Acquisition Agreement is hereby deleted in its entirety and the following substituted therefor:

                  "Claims for indemnity made by an Acquiror Indemnified Person pursuant to this Article VIII or otherwise pursuant to this Agreement, other than claims for compensation for Acquiror Damages which are caused by a breach of the representations of Target made in Section 2.11(a), (b), (c), (d), (e), (g), (h) or (i) (collectively, the "Key Intellectual Property Representations") or Sections 2.14 (solely with respect to the failure to withhold taxes due upon the exercise of non-statutory stock options by Target Shareholders), 2.37,
                  5.17 or 5.18, shall be limited to $1,000,000."

                  (g) The last sentence of Section 8.1(e) of the Acquisition Agreement is hereby deleted in its entirety and the following substituted therefor:

                  "Acquiror and the Surviving Corporation acknowledge and agree that any delivery of cash from the Cash Escrow Fund or offset from the Future Compensation to satisfy a claim for indemnification pursuant to this Article VIII shall be done so as to reduce each Target Shareholder's interest in the Cash Escrow Fund or the Future Compensation in a pro rata manner based on the Target Shareholder's respective ownership interests in the Cash Escrow Fund or the Future Compensation, provided that the foregoing clause shall not apply to any offset made to cover the failure of Target to withhold taxes due on behalf of any individual Target Shareholder as the result of the exercise by such Target Shareholder of non-statutory stock options."

                  (h) Section 8.2(a) of the Acquisition Agreement is hereby deleted in its entirety and the following is substituted therefor:

                  "Notwithstanding the foregoing, Acquiror may not offset payment of any Future Compensation or receive any distribution from the Cash Escrow Fund unless and until an Acquiror Officer's Certificate or Certificates (as defined in Section
                  8.6 below) identifying Acquiror Damages the aggregate amount of which exceeds $50,000 have been delivered to the Shareholders Agent and/or the Cash Escrow Agent as provided in
                  Section 8.6 below and such amount is determined pursuant to this Article VIII to be payable, in which case Acquiror shall offset payment of Future Compensation or receive a distribution of Escrow Cash equal in value to the full amount of Acquiror Damages; provided, that (a) in no event shall an Acquiror Indemnified Person receive more than $1,000,000 in Escrow Cash or in offsets to Future Compensation for claims which are not related, directly or indirectly, to the Key Intellectual Property Representations or to claims based on the failure of Target to withhold taxes due as a consequence of the exercise of non-statutory stock options by any Target Shareholder, and (b) the foregoing requirement that damage claims exceed $50,000 shall not apply to any claim resulting from the failure of Target to withhold taxes due as a consequence of the exercise of non-statutory stock options by any Target Shareholder. In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant shall be disregarded."

         9. Target hereby acknowledges and agrees that notwithstanding anything to the contrary in the Acquisition Agreement, the Exchange Agent shall be Wilmington Trust Company and not Acquiror's transfer agent.

         10. Except as set forth above, the Acquisition Agreement shall remain unmodified and in full force and effect and the Parties shall continue to enjoy and be bound by all of their rights and obligations thereunder.

         11. This Amendment and Waiver may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         12. This Amendment and Waiver constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof

         13. In the event that any provision of this Amendment and Waiver, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment and Waiver will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The Parties further agree to replace such void or unenforceable provision of this Amendment and Waiver with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         14. This Amendment and Waiver shall be governed by and construed in accordance with the laws of California without reference to principles of conflicts of law.

         15. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Amendment and Waiver and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         16. The agreements set forth in this Amendment and Waiver shall terminate at the Effective Time, except for any amendment to the Acquisition Agreement, which provision shall terminate at the time provided therein as if included at the time of signing thereof, Section 7(a), which shall expire following the payment of the Closing consideration to the WPP shareholders,
Section 7(b),  which shall expire at the end of the  Indemnification  Period and
Section 8, which shall expire on the third anniversary of the Closing Date.

                  [Remainder of Page Intentionally Left Blank]

                  IN WITNESS WHEREOF, Target, Acquiror, Acquisition Sub, Meachim and Raines have caused this Second Amendment and Waiver of Agreement and Plan of Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.



                          INTELLIGENT COMMUNICATIONS,
                          INC.


                          By:    /s/ Christine A. Raines
                                 ---------------------------------
                                 Christine A. Raines
                                 President


                          SOFTNET SYSTEMS, INC.


                          By: /s/ Dr. Lawrence B. Brilliant
                              ---------------------------------
                              Dr. Lawrence B. Brilliant
                              President and Chief Executive Officer


                          SOFTNET ACQUISITIONS, INC.


                          By: /s/ Dr. Lawrence B. Brilliant
                              ---------------------------------
                              Dr. Lawrence B. Brilliant
                              President


                          Solely as to Section 6 hereof:




                          By: /s/ Bruce C. Meachim
                              ---------------------------------
                              Bruce C. Meachim, individually



                          By: /s/ Christine A. Raines
                              ---------------------------------
                              Christine A. Raines, individually